As filed with the Securities and Exchange Commission on February 23, 2006

Registration No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
TD AMERITRADE HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	82-0543156

(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

4211 SOUTH 102ND STREET OMAHA, NEBRASKA 68127 (Address of principal executive offices)
AMERITRADE HOLDING CORPORATION 2001 STOCK OPTION PLAN
1996 LONG-TERM INCENTIVE PLAN
1996 DIRECTORS INCENTIVE PLAN AND
ASSOCIATES 401(k) PROFIT SHARING PLAN

(Full title of the plan)
ELLEN L.S. KOPLOW, ESQ.
EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
TD AMERITRADE HOLDING CORPORATION
6940 COLUMBIA GATEWAY DRIVE
SUITE 200
COLUMBIA, MARYLAND 21045
443-539-2125

(Name and address of agent for service)
This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.
CALCULATION OF REGISTRATION FEE

		Proposed
Title of		maximum	Proposed maximum
Securities to be	Amount to be	offering price	aggregate offering	Amount of
registered[1]	registered[2]	per share[3]	price[3]	registration fee
2001 Stock Option Plan
Common Stock Par Value $.01	2,651,763	$19.635	$52,067,366.51	$5,571.21	[4]
1996 Long-Term Incentive Plan
Common Stock Par Value $.01	19,000,000	$19.635	$373,065,000.00	$0.00	[5]
	3,104,174	$19.635	$60,950,456.49	$6,521.70	[4]
1996 Directors Incentive Plan
Common Stock Par Value $.01	1,000,000	$19.635	$19,635,000.00	$0.00	[5]
	71,393	$19.635	$1,401,801.56	$149.99	[4]
Associates 401(k) Profit Sharing Plan
Common Stock Par Value $.01	10,000,000	$19.635	$196,350,000.00	$21,009.45
TOTALS	35,827,330		$703,469,624.56	$33,252.35	[5]

[1]	The securities to be registered include options and other rights to acquire Common Stock.

[2]	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

[3]	Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee. The price is based upon the average of the high and low prices of the Common Stock on February 16, 2006, as reported on the NASDAQ National Market.

[4]	The 2,651,763 shares being registered under the Ameritrade Holding Corporation 2001 Stock Option Plan, the 3,104,174 shares being registered under the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan and the 71,393 shares being registered under the Ameritrade Holding Corporation 1996 Director Incentive Plan all reflect the number of shares which were added to the share reserves under each applicable plan or agreement automatically pursuant to the terms of the applicable plan and agreement in order to reflect the adjustment of outstanding awards under such plans and agreement in order to take into account the special cash dividend paid by Ameritrade Holding Corporation on January 24, 2006.

[5]	The 19,000,000 shares being registered under the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan and the 1,000,000 shares being registered under the Ameritrade Holding Corporation 1996 Directors Incentive Plan are shares which were previously available for grant under the Ameritrade Holding Corporation 1998 Stock Option Plan. The registrant previously registered such shares for issuance pursuant to the 1998 Stock Option Plan on Form S-8 registration statement (333-99481). The registrant has filed a post-effective amendment to deregister such shares from the Form S-8 registration statement filed with respect to the 1998 Stock Option Plan, and accordingly, the associated registration fee previously paid on these shares under that prior registration statement is hereby carried forward to cover the applicable registration fee under this Registration Statement with respect to the specific number of shares listed above.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
          TD AMERITRADE Holding Corporation (the “Company”) hereby incorporates by reference in this registration statement the following documents:
          (a) The Company’s latest annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s latest fiscal year ended September 30, 2005 as filed with the Securities and Exchange Commission on December 5, 2005.
          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.
          (c) The description of the Company’s Common Stock contained in the Company’s registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities
          The class of securities to be offered is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel
          Inapplicable.

Item 6. Indemnification of Directors and Officers
          Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws require the Company to indemnify, to the full extent permitted by law, any person who is or was a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action by or in the right of the Company) by reason of the fact that he or she is or was a director or officer of the Company against any liability or expense actually or reasonably incurred in respect thereof. The Company’s Amended and Restated Bylaws also require the Company to advance litigation expenses (including in the case of stockholder derivative actions or other actions) against an undertaking by the officer or director to repay such advances if it is ultimately determined that the officer or director is not entitled to indemnification. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws further provide that rights conferred under such Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws shall not be deemed to be exclusive of any other right such persons may have or acquire under law or otherwise.
          In addition, the Company’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, the Company’s directors shall have no personal liability to the Company or its stockholders for monetary damages for breach of the directors’ fiduciary duty. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, or acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
          The Company currently has a policy providing directors and officers liability insurance with insured directors and officers of the Company in certain circumstances.
Item 7. Exemption From Registration Claimed
          Inapplicable.
Item 8. Exhibits
          See Exhibit Index.
Item 9. Undertakings
          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on February 23, 2006.

TD AMERITRADE Holding Corporation

By:	/s/ JOSEPH H. MOGLIA

Joseph H. Moglia, Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY
     The officers and directors of TD AMERITRADE Holding Corporation whose signatures appear below, hereby constitute and appoint JOSEPH H. MOGLIA and JOHN R. MACDONALD, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOSEPH H. MOGLIA Joseph H. Moglia	Chief Executive Officer and Director (Principal Executive Officer)	February 23, 2006

/s/ JOHN R. MACDONALD John R. MacDonald	Executive Vice President, Chief Financial Officer and Chief Administrative Officer (Principal Financial and Accounting Officer)	February 23, 2006

	Chairman of the Board	February 23, 2006
J. Joe Ricketts

/s/ W. EDMUND CLARK	Director	February 23, 2006
W. Edmund Clark

/s/ MARSHALL A. COHEN	Director	February 23, 2006
Marshall A. Cohen

/s/ DAN W. COOK III	Director	February 23, 2006
Dan W. Cook III

Signature	Title	Date

/s/ MICHAEL D. FLEISHER	Director	February 23, 2006
Michael D. Fleisher

/s/ GLENN H. HUTCHINS	Director	February 23, 2006
Glenn H. Hutchins

/s/ DANIEL A. MARINANGELI	Director	February 23, 2006
Daniel A. Marinangeli

/s/ WILBUR J. PREZZANO	Director	February 23, 2006
Wilbur J. Prezzano

/s/ J. PETER RICKETTS	Director	February 23, 2006
J. Peter Ricketts

	Director	February 23, 2006
Thomas S. Ricketts

/s/ FREDRIC J. TOMCZYK	Director	February 23, 2006
Fredric J. Tomczyk

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation of the Company is incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 27, 2006.

4.2	Amended and Restated By-Laws of the Company are incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 27, 2006.

5	Opinion re legality

15.1	Awareness Letter of Independent Registered Public Accounting Firm

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney (included in signature pages to this registration statement)

99.1	Ameritrade Holding Corporation 1996 Long-Term Incentive Plan, as amended [1]

99.2	Ameritrade Holding Corporation 1996 Directors Incentive Plan, as amended [1]

99.3	Ameritrade Holding Corporation 2001 Stock Option Plan [2]

99.4	Ameritrade Holding Corporation Associates 401(k) Profit Sharing Plan and Trust, as amended and restated as of January 1, 2004

99.5	Amendment Number One to the Amended and Restated Ameritrade Holding Corporation Associates 401(k) Profit Sharing Plan and Trust as of August 1, 2004

99.6	Amendment to the Amended and Restated Ameritrade Holding Corporation Associates 401(k) Profit Sharing Plan and Trust as effective as stated therein

[1]	Filed as an exhibit to the Company’s Definitive Proxy Statement on Form DEFMA14A (File No. 000-49992) filed on December 5, 2005.

[2]	Filed as an exhibit to the Company’s Registration Statement on Form S-8 (File No. 333-99353) filed on September 10, 2002.